January 31, 2006

Mr. Todd C. Crow, Chief Financial Officer
NutraCea
1261 Hawk`s Flight Court
El Dorado Hills, California
95762






 	Re:	NutraCea
		Form 10-KSB for Fiscal Year Ended December 31, 2004
Filed March 31, 2005
		File No. 0-32565






Dear Mr. Crow:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							April Sifford
							Branch Chief


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Mr./Ms.
Company Name
Date, 2005
page 1








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